Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the “Shares To Win” 2024 Stellantis Employee Shareholding Plan of Stellantis N.V. of our reports dated February 22, 2024, with respect to the consolidated financial statements of Stellantis N.V. and the effectiveness of internal control over financial reporting of Stellantis N.V. included in its Annual Report on Form 20-F for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ EY S.p.A.

Turin, Italy

October 11, 2024